UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2009

BROWNIE’S MARINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28321	90-0226181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311
(Address of Principal Executive Office) (Zip Code)

(954) 462-5570
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities; Item 8.01 Other Events

On December 31, 2009 (the “Effective Date”), the Company entered into an Asset Purchase Agreement with Robert Carmichael, pursuant to which the Company acquired four granted U.S. Patents, relating to dive markers and collection bags for use by swimmers, snokelers, and SCUBA divers (the “Intellectual Property”). In consideration of the Intellectual Property, the Company issued Mr. Carmichael 400,000 shares of common stock of the Company. Prior to the Asset Purchase Agreement the Company had licensed the majority of the Intellectual Property from Mr. Carmichael.  For financial reporting purposes the valuation assigned to the Intellectual Property is limited to Mr. Carmichael’s historical cost for the patents which is $0.  In addition, the Company will record approximately a $100,000 loss associated with the asset purchase which is the fair market value of the stock issued to Mr. Carmichael, less the historical cost of the assets acquired.

The Company believes the terms of the Asset Purchase Agreement were on terms favorable to the Company, as the Company believes that there are significant opportunities to license the Intellectual Property and use the Intellectual Property to manufacture and develop diving and swimmer products, such as dive markers, specialty collection/hunting bags, lift bags, and other unique marine sports accessories.  Mr. Carmichael serves as the Company's Chief Executive Officer and is the Company’s majority shareholder.

The shares issued to Mr. Carmichael were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The shares contain a legend restricting their transferability absent registration or applicable exemption.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Asset Purchase Agreement dated December 31, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: December 31, 2009	By:	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer